AMENDMENT

To Transfer Agency and Service Agreement

between

RS Investment Trust,

On Behalf of Each of the Entities Listed on Schedule A,

Separately and Not Jointly,

and

Boston Financial Data Services, Inc.

This Amendment (“Amendment”), is made as of March 12, 2015 (the “Amendment Effective Date”), by and between Boston Financial Data Services, Inc., (the “Transfer Agent”) and RS Investment Trust (the “Fund”) on behalf of each of the entities listed on Schedule A separately and not jointly (each such entity, a “Portfolio”) to the Transfer Agency and Service Agreement dated March 5, 2008 (the “Agreement”).

NOW THEREFORE, the parties agree the Agreement is supplemented as follows:

1.	Background. Transfer Agent has enhanced its lost shareholder, escheatment, and shareholder outreach business line to assist its clients with their federal and state unclaimed property requirements (the “UPA Services”). The UPA Services are provided by the Transfer Agent.

2.	UPA Services. Subject to each Portfolio’s payment of the fees to Transfer Agent for the UPA Services set forth on Exhibit B attached hereto (the “UPA Services Fee”), Transfer Agent agrees to provide, to each Portfolio the UPA Services described on Exhibit A attached hereto.

3.	Reimbursable Expenses. Section 4.2 of the Agreement is amended and restated in its entirety as follows:

“Reimbursable Expenses. In addition to the fees paid under Section 4.1 above, the Fund agrees, on behalf of the applicable Portfolio, to reimburse the Transfer Agent for reimbursable expenses, including but not limited to: AML/CIP expenses, audio response, checkwriting, CIP-related database searches, commission fee application, data communications equipment, DST disaster recovery charge, ~~escheatment,~~ express mail and delivery services, federal wire charges, forms and production, freight charges, household tape processing, ~~lost shareholder searches, lost shareholder tracking,~~ magnetic tapes, reels or cartridges, magnetic tape handling charges, manual check pulls, microfiche/COOL, microfilm, network products, new fund implementation, NSCC processing and communications, postage (to be paid in advance if so requested), offsite records storage, outside mailing services, P.O. box rental, print/mail services, programming hours, regulatory compliance fee per CUSIP, reporting (on request and scheduled), returned checks, Short Term Trader, special mailing, statements, supplies, tax reporting (federal and state), telephone (telephone and fax lines), training, transcripts, travel, T.I.N. certification (W-8 & W-9), tax payroll processing, year-end processing and other expenses incurred at the specific direction of the Fund or with reasonable advance written notice to the Fund; provided, however, express mail and delivery services, postage, outside mailing services, print mail services and special mailing shall not be considered reimbursable expenses for UPA Services subject to the Escheated Item Fee or Secondary Mailing Fee set forth in Exhibit A.”

4.	Integration. This Amendment shall be integrated into and form part of the Agreement as of the Amendment Effective Date. In the event of any inconsistency between this Amendment and the Agreement, this Amendment shall control. Except as supplemented herein, the remaining terms and provisions of the Agreement shall not be affected by this Amendment and shall continue in full force and effect.

5.	Liability. The Transfer Agent’s aggregate liability during any term of this Amendment with respect to, arising from or arising in connection with this Amendment, or from all services provided or omitted to be provided by the Transfer Agent under this Amendment for all of the Portfolios subject to this Amendment, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Funds covered by this Amendment during the six (6) calendar months immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent or any intentional malevolent acts by the Transfer Agent. For purposes of this Section 5, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate the Agreement or this Amendment and are likely to cause damage or harm.

Signatures on following page

AMENDMENT

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their respective duly authorized representatives as of the Amendment Effective Date.

BOSTON FINANCIAL DATA SERVICES, INC.		RS INVESTMENT TRUST on behalf of each of the Portfolios listed in Schedule A, separately and not jointly

By:	/s/ TRACY W. SHELBY	By:	/s/ MATTHEW H. SCANLAN
Name: Tracy W. Shelby		Name: Matthew H. Scanlan
Title: Managing Director, U.S. Mutual Fund Transfer Agency Services		Title: President

Exhibit A

Description of UPA Services

1.	Lost Shareholder Services

a.	After two mailings sent by Transfer Agent to an address of a shareholder of one or more Portfolios whose shareholder account is held directly with the Transfer Agent (each such shareholder a “Shareholder”) contained in the Transfer Agent’s master shareholder file have been returned undeliverable (“Lost Shareholder Accounts”), a stop-mail code will be placed on that Shareholder’s account (each such Shareholder, a “Lost Shareholder”). Transfer Agent, exercising reasonable care, and in accordance with Rule 17Ad-17 of the Securities Exchange Act of 1934, as amended, shall then perform the two database searches for the Lost Shareholder using at least one information database of a third party vendor to attempt to locate the Lost Shareholder’s correct address (the “SEC Required Searches”).

b.	If, as a result of the SEC Required Searches, a more current address for the Lost Shareholder is provided, Transfer Agent will update the address in its master shareholder file and remove the stop-mail code.

2.	Escheatment Services

a.	Transfer Agent will identify accounts as inactive based on the DST Escheatment Dormancy Trigger Categories as they are updated from time to time (“Dormancy Triggers”, attached as Exhibit C).

b.	Transfer Agent will capture and maintain a written record of contact for each Shareholder account on an ongoing basis, including the type and date of the contact.

c.	Transfer Agent will mail a notice of escheatment to the Shareholder or the payee of an outstanding check (the “Due Diligence Letters”) based on state mailing schedules using DSTO as the print vendor.

d.	Transfer Agent will escheat eligible property to the applicable states based on state remittance schedules.

e.	Transfer Agent will prepare on behalf of the Fund, responses to state audits on unclaimed property of the Fund or to other requests for responses from the Fund in connection with the Fund’s compliance with state unclaimed property law.

3.	Inactive Outreach Services, Transfer Agent

a.	Transfer Agent will identify accounts that have been inactive for at least two years (“Inactive Shareholders”). Transfer Agent will mail letters to Inactive Shareholders or to the financial advisor or representative, as directed by the Fund, requesting that they contact Transfer Agent to keep the account active.

b.	The response detail will be provided to the Fund on completion of the outreach services.

Exhibit B

Escheatment and UPA Services Fees

[OMITTED]

Exhibit C

Dated: March 12, 2015

Dormancy Trigger Categories

Inactivity Only	RPO Only	RPO and Inactivity	RPO or Inactivity
CO CT DE IL KY MD MN MS ND OR PA RI SD WA PR	AK LA NJ OH VA WI	CA DC GA ID IA MA MI MO NE NY TN UT WY	AL AR AZ FL HI IN KS ME MT NC NH NM NV OK SC TX VI VT WV

Disclaimer: This information is provided for reference only based the interpretation of the Transfer Agent’s vendor, DST Systems, Inc. While the information is updated periodically and every effort is made to ensure its accuracy, unclaimed property laws and regulations are dynamic and often change with short notice.

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